Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Interest of Experts” and to the incorporation by reference in the Registration Statement on Form F-10 and related short form base shelf prospectus of Just Energy Group Inc. (the “Company”), dated December 16, 2019, with respect to the sale and issue of up to C$1,000,000,000 (or the equivalent in other currencies or currency units at the time of issue) of common shares, preferred shares, subscription receipts, warrants, debt securities and/or units of the Company, and to the incorporation by reference therein of our report dated August 14, 2019 with respect to the consolidated financial statements of the Company as at March 31, 2019 and 2018 and for the years then ended, and our report on the effectiveness of internal control over financial reporting as at March 31, 2019 dated May 15, 2019, except for the effect of the material weakness described in the second paragraph of our report on the effectiveness of internal control over financial reporting as to which the date is August 14, 2019 included in the Company’s Annual Report on Form 40-F/A for the year ended March 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Toronto, Canada

December 16, 2019